Exhibit 10.6

October 31, 2026

Reference is made to that certain Forbearance and Loan Modification Agreement (the “Agreement”), dated as of January 31, 2025, between the undersigned – Paid, Inc. (“Paid”) and Embolx, Inc. (“Embolx”). Pursuant to the Agreement, Paid agreed to forbear certain rights as described therein until the earlier of a Forbearance Termination Event set forth in Section 5 of the Agreement or September 30, 2025, which date was previously extended to August 30, 2026 pursuant to that certain letter agreement dated January 31, 2025 between Paid and Embolx (the “First Side Letter”), and further extended to October 31, 2026 pursuant to that certain letter agreement dated August 28, 2026 between Paid and Embolx (the “Second Side Letter,” and together with the First Side Letter, the “Prior Side Letters,” and such forbearance termination date, as extended thereby, the “Forbearance Date”).

Paid hereby agrees to further extend the Forbearance Date under the Agreement, as previously extended by the Prior Side Letters, to January 31, 2027.

Until the Forbearance Date, as extended hereby, Embolx shall notify Paid in writing within five (5) business days after Embolx receives a bona fide written offer from a third party to acquire Embolx, whether by merger, stock purchase, or sale of all or substantially all of its assets; provided that Embolx shall not be required to disclose any information in violation of any confidentiality obligation owed to such third party, and any information so provided shall be held in confidence by Paid.

Except as expressly modified by this letter agreement, the Agreement, the Prior Side Letters, and the Loan Documents remain in full force and effect, and Paid reserves and does not waive any of its rights thereunder.

PAID, INC.

By:       /s/ W. Austin Lewis, IV

Austin Lewis

Its: Chief Executive Officer

ACKNOWLEDGED AND AGREED: EMBOLX, INC.

By: /s/ Michael Allen

Michael Allen

Its: Chief Executive Officer